                                 [FRONT OF NOTE]


UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY ("DTC"), 55 WATER STREET, NEW YORK, NEW YORK TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS SECURITY IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

REGISTERED NO.:                                                 PRINCIPAL AMOUNT

CUSIP NO.:  82567D AF 1                                          $200,000,000.00

ISIN NO.:  US82567DAF15



                         SHURGARD STORAGE CENTERS, INC.

                              5.875% NOTE DUE 2013

      Shurgard Storage Centers, Inc., a Washington corporation (the "COMPANY," which term shall include any successor under the Indenture hereinafter referred
to), for value received, hereby promises to pay to Cede & Co., or registered assigns, upon presentation, the principal sum of Two Hundred Million Dollars ($200,000,000.00) on March 15, 2013 (the "Stated Maturity Date"), and to pay interest thereon from March 24, 2003, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on March 15 and September 15 of each year (each, an "Interest Payment Date"), commencing September 15, 2003, at the rate of 5.875% per annum, until the entire principal amount hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture (as defined herein), be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the 15th calendar day preceding the applicable Interest Payment Date (whether or not a Business Day, as defined below). Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Payment of the principal of, and interest on, this Note will be made at the office or agency of the Trustee (as defined herein) maintained for that purpose at LaSalle Bank, N.A., Attn: Corporate Trust Operations, 135 South LaSalle Street, Suite 1811, Chicago, Illinois 60603, or elsewhere as provided in the Indenture, in United States Dollars; provided, however, that at the option of the Company payment of interest may be made by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register kept for the Notes pursuant to Section 305 of the Indenture or (ii) wire transfer to an account of the Person entitled thereto located inside the United States.

      Interest payable on this Note on any Interest Payment Date and on the Stated Maturity Date will include interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including March 24, 2003, if no interest has been paid on this Note) to but excluding such Interest Payment Date or the Stated Maturity Date. If any Interest Payment Date or the Stated Maturity Date falls on a day that is not a Business Day, principal, premium, if any, and/or interest payable with respect to such Interest Payment Date or Stated Maturity Date will be paid on the next succeeding Business Day with the same force and effect as if it were paid on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Stated Maturity Date. "Business Day" means any day, other than a Saturday or Sunday, on which banks in New York are not required or authorized by law or executive order to close.

      All payments of principal, premium, if any, and interest in respect of this Note will be made by the Company in immediately available funds.

      Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

      Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

      Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated.




                 [Remainder of this page intentionally left blank.]

      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal this 24th day of March, 2003.

                                 SHURGARD STORAGE CENTERS, INC.



                                 By:
                                      --------------------------------------
                                      Name:  Harrell L. Beck
                                      Title: Senior Vice President, Chief
                                             Financial Officer and Treasurer

                                 By:
                                      --------------------------------------
                                      Name:
                                      Title:

Attest:

By:
      -------------------------------------
      Name:  Christine M. McKay
      Title: Senior Vice President, General
             Counsel and Secretary

                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

      This is one of the securities of the series designated therein referred to in the within-mentioned Indenture.

                                  LaSalle Bank, N.A., as Trustee

                                  By:
                                        ------------------------------------
                                        Authorized Signatory

                                        [REVERSE OF NOTE]

1.    GENERAL

      This Note is one of a duly authorized issue of securities of the Company issued and to be issued as a series of securities under an Indenture dated as of April 25, 1997, as supplemented as of July 11, 1997 (the "Indenture"), between the Company and LaSalle Bank, N.A., as trustee (the "Trustee," which term includes any successor trustee under the Indenture with respect to the series of which this Note is a part), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the duly authorized series of Notes designated as the "5.875% Notes due 2013" (the "Notes"), initially limited in aggregate principal amount to $200,000,000.00. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated.

2.    REDEMPTION

      The Notes will be redeemable at the option of the Company, in whole or in part, at any time and from time to time at a redemption price equal to the greater of:

      -     100% of the principal amount of the Notes to be redeemed; or

      - the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined herein) plus 25 basis points.

      In each case the Company will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

      "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such Notes.

      "Comparable Treasury Price" means, with respect to any redemption date,
(1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      "Independent Investment Banker" means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time.

      "Reference Treasury Dealer" means each of Banc of America Securities LLC and Salomon Smith Barney Inc. and their respective successors, and two other firms that are primary U.S. Government securities dealers (each, a "Primary Treasury Dealer") that the Company specifies from time to time;

provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

      "Reference Treasury Dealer Quotations" means, with respect the each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

      "Treasury Rate" means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

      Notice of redemption will be mailed as least 30 days but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of the Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date.

      If less than all of the Notes are to be redeemed, the Company will notify the Trustee at least 45 days prior to giving notice of the redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select, in a manner it deems fair and appropriate, Notes to be redeemed in whole or in part.

3.    DEFEASANCE

      The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Company, in each case, upon compliance by the Company with certain conditions set forth in the Indenture, which provisions apply to this Note.

4.    RESTRICTIVE COVENANTS

      In addition to the covenants of the Company contained in the Indenture, the Company makes the following covenants with respect to, and for the benefit of the Holders of, the Notes:

      LIMITATIONS ON INCURRENCE OF TOTAL DEBT

      The Company will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than Intercompany Debt (as defined below), if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (i) the Company's Total Assets (as defined below) as of the end of the fiscal quarter covered in the Company's annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the Securities Exchange Commission (the "SEC") (or, if such filing is not required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter, including, without limitation, any increase in Total Assets caused by the incurrence of such additional Debt (such increase together with the Company's Total Assets is referred to as the "Adjusted Total Assets").

      LIMITATION ON INCURRENCE OF SECURED DEBT

      The Company will not, and will not permit any Subsidiary to, incur any Secured Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the Company's Adjusted Total Assets.

      DEBT SERVICE COVERAGE

      The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service (as defined below) to Annual Debt Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than
1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company or any Subsidiary since the first day of such four-quarter period, which was outstanding at the end of the period, had been incurred at the beginning of the period and continued to be outstanding throughout the period, and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such four-quarter period, (ii) the repayment or retirement of any other Debt by the Company or any Subsidiary since the first day of the four-quarter period had been repaid or retired at the beginning of such period (except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period) and (iii) in the case of any increase or decrease in Total Assets, or any other acquisition or disposition by the Company or any Subsidiary of any asset or group of assets, since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such increase, decrease or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments to revenues, expenses and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation. For purposes of the adjustments referred to in clause (iii) of the preceding sentence, any income earned (or loss incurred) as a result of any such increase, decrease or other acquisition or disposition referred to in clause (iii) for a period less than such four-quarter period shall be annualized for such four-quarter period.

      MAINTENANCE OF TOTAL UNENCUMBERED ASSETS

      The Company will maintain at all times Total Unencumbered Assets (as defined below) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) of the Company and its Subsidiaries.

      As used herein, the following terms will have the meanings set forth below:

      "ANNUAL DEBT SERVICE CHARGE" as of any date means the amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries.

      "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Consolidated Net Income (as defined below) plus amounts which have been deducted in determining Consolidated Net Income during such period for (i) Consolidated Interest Expense (as defined below), (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for losses from sales or joint ventures, (v) increases in deferred taxes and other noncash charges, (vi) charges resulting from a change in accounting principles and (vii) charges for early extinguishment of debt, and less amounts which have been added in determining Consolidated Net Income during such period for (a) provisions for gains from sales or joint ventures and (b) decreases in deferred taxes and other noncash items.

      "CONSOLIDATED INTEREST EXPENSE" for any period, and without duplication, means all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) but excluding legal fees, title insurance charges, other out-of-pocket fees and expenses incurred in connection with the issuance of Debt and the amortization of any such debt issuance costs that are capitalized, all determined in accordance with GAAP.

      "CONSOLIDATED NET INCOME" for any period means the amount of consolidated net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

      "DEBT" means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) money borrowed or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary, (iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any Subsidiary as lessee that is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as liabilities on the Company's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

      "INTERCOMPANY DEBT" means indebtedness owed by the Company or any Subsidiary solely to the Company or any Subsidiary.

      "SECURED DEBT" means Debt secured by any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease or other security interest or agreement granting or conveying security title to or a security interest in real property or other tangible assets.

      "SENIOR EXECUTIVE GROUP" means, collectively, those individuals holding the offices of Chairman, President, Chief Executive Officer, Chief Operating Officer or any Senior Vice President or Executive Vice President of the Company.

      "SUBSIDIARY" means (i) any corporation, partnership, joint venture, limited liability company or other entity the majority of the shares of the non-voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company and/or any other Subsidiary or Subsidiaries, and the majority of the shares of the voting capital stock or other equivalent ownership of which (except for disqualifying shares) are at the time directly or indirectly owned by the Company, any Subsidiary and/or one or more individuals of the Senior Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representative(s)), or such individuals' successors in office as officers of the Company, and (ii) any other entity the accounts of which are consolidated with the accounts of the Company.

      "TOTAL ASSETS" as of any date means the sum of (i) Undepreciated Real Estate Assets (as defined below) and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

      "TOTAL UNENCUMBERED ASSETS" means Total Assets minus the value of any properties of the Company and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest or other encumbrance of any kind, including the value of any stock of any Subsidiary that is so encumbered. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the issuer of such stock as aforesaid.

      "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the amount of real estate assets of the Company and its Subsidiaries (original cost plus capital improvements) on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

      "UNSECURED DEBT" means Debt of the Company or any Subsidiary that is not Secured Debt.

5.    REMEDIES FOR EVENTS OF DEFAULT

      If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable immediately in the manner and with the effect provided in the Indenture.

      As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the

Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee, such Holder or Holders have offered the Trustee indemnity reasonably satisfactory to the Trustee, the Trustee shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity and the Trustee shall not have received from the Holders of a majority in principal amount of the Notes at the time Outstanding a direction inconsistent with such written request. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or any interest on or after the respective due dates expressed herein.

6.    AMENDMENT, SUPPLEMENT AND WAIVER

      The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and, in certain circumstances, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

      No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on, this Note at the times, places and rate, and in the coin or currency, herein prescribed.

7.    DENOMINATION; TRANSFER; EXCHANGE

      As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any Place of Payment where the principal of, and interest on, this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar for the Notes duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

      As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of different authorized denominations, as requested by the Holder surrendering the same.

      The Notes of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

8.    NO RECOURSE

      No recourse shall be had for the payment of the principal of, or premium, if any, or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any past, present or future stockholder, employee, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by legal or equitable proceeding or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

9.    CUSIP AND ISIN NUMBERS

      Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers or ISIN numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

10.   GOVERNING LAW

      THE INDENTURE AND THE NOTES, INCLUDING THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                                    [FORM OF TRANSFER NOTICE]

      FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such security on the books of the Company with full power of substitution in the premises.


                                    -------------------------------------
                                    Signature

                     [TO BE ATTACHED TO GLOBAL SECURITIES.]

              SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

  The following increases or decreases in this Global Security have been made:




                                                                                   PRINCIPAL AMOUNT OF
                         AMOUNT OF DECREASE IN       AMOUNT OF INCREASE IN        THIS GLOBAL SECURITY     SIGNATURE OF AUTHORIZED
                          PRINCIPAL AMOUNT OF       PRINCIPAL AMOUNT OF THE          FOLLOWING SUCH          OFFICER OF TRUSTEE OR
  DATE OF EXCHANGE       THIS GLOBAL SECURITY           GLOBAL SECURITY           DECREASE OR INCREASE      SECURITIES CUSTODIAN
  ----------------       --------------------           ---------------           --------------------      --------------------